                                                                   Exhibit 10(b)


                             EMPLOYMENT AGREEMENT


     This Agreement, effective as of January 1, 1996, is made by and between William W. McGuire, M.D. ("Executive") and United HealthCare Corporation ("United") for the purpose of setting forth the terms and conditions of Executive's employment by United and to protect United's knowledge, expertise, customer and provider relationships, and the confidential information United has developed about its customers, providers, products, operations, and services.
As of the Effective Date, this Agreement supersedes any prior similar agreement or agreements between Executive and United or any of United's subsidiaries or affiliates.

     1. Employment. United hereby employs Executive to serve as its Chief Executive Officer and President. Executive shall, during the term of his employment hereunder and subject to the supervision and control of the Board of Directors of United (the "Board of Directors"), perform such duties, have such power, and exercise such supervision and control with regard to the business of United as are commonly associated with or appropriate to the office of President and Chief Executive Officer, including, but not limited to, the day-to-day general management, supervision and control of all businesses and operations of United and its subsidiaries. In furtherance thereof, Executive shall report to the Board of Directors, and all other senior executives of United and its subsidiaries shall report to Executive or as Executive or the Board of Directors may direct. In addition, Executive shall perform such other duties of a senior executive nature as the Board of Directors and Executive from time to time determine to be mutually acceptable. Executive accepts such employment on the terms and conditions set forth in this Agreement and, except as specifically superseded by this Agreement, subject to all of United's policies and procedures, as changed from time-to-time, in regard to its employees.

     2.   Compensation.

          (a) Base Salary. Executive shall initially be paid a minimum base annual salary in the amount of $1,100,000 payable bi-weekly. From time-to-time the Board of Directors shall review Executive's performance and shall consider increasing Executive's compensation. Effective on each succeeding January 1 during the term of this Agreement, Executive's then current minimum base annual salary shall be increased by a minimum of $100,000.
     The elements of Executive's overall compensation may be changed from time-to-time as changes are made in United's overall compensation structure, provided that no change may be inconsistent herewith.

          (b) Annual Stock Options. Executive shall be eligible to receive each year during the Initial Term of this Agreement and each year during any

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     extension of the Initial Term in accordance with this Agreement, nonqualified options to purchase a minimum of 250,000 shares of United's Common Stock (the "Options"). The Options shall be granted semi-annually or at such time or times as are mutually acceptable to Executive and the Company. The exercise price for the Options shall initially be the fair market value of shares of United Common Stock at the time of the grant as determined by the Board of Directors, subject to certain adjustments customary for options of this type and consistent with United's outstanding options. Each Option shall vest over a period of four years at the rate of 25 percent per year on the anniversary of the grant of such option in accordance with the terms and conditions of United's Amended and Restated 1991 Stock and Incentive Plan, or any substitute or similar successor plan (the "Stock Plan"), and shall be subject to the additional vesting provisions set for in Section 3 below. United agrees that it will take all steps which are necessary to amend the Stock Plan or the Options, as appropriate, to permit the Executive to transfer any Options to a trust for the benefit of the Executive's immediate family. Notwithstanding the foregoing provisions of this Section 2(b), the Executive shall be eligible to receive additional awards of nonqualified options, as determined by the Board of Directors, in accordance with the normal practices of United for successful performance.

          (c) Bonus and Stock Plans. Executive shall be eligible to participate in United's incentive bonus and other bonus plans and shall be eligible to receive grants or awards pursuant to United's stock option and incentive plans, all in accordance with the terms and conditions of those plans and on a basis consistent with that customarily provided for senior officers at the highest level of United. Each year during the term of this Agreement, Executive shall be eligible for an annual payment under United's Management Incentive Compensation Plan which shall be equal to at least 100 percent of his then-current minimum base annual salary.

          (d) Employee Benefits. Executive shall be eligible to participate in United's other employee benefit plans, including without limitation, any life, health, dental, short-term and long-term disability insurance coverage and any retirement or savings plans, in accordance with the terms and conditions of those plans and on a basis consistent with that customarily provided for senior officers at the highest level of United. Executive shall also receive other benefits consistent with his office and position, which benefits shall include, without limitation, an allowance to be determined by the Board of Directors, and acceptable to Executive, for security considerations (such as home and personal security) and for tax and financial planning expenses. Executive may utilize any United aircraft for Executive's personal business up to such amount as represents an income tax benefit to the Executive of not more than 10% of Executive's base salary pursuant to Section 2(a). Executive

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     shall be responsible for the payment of all income taxes payable by
     Executive as a result of the personal use of United aircraft.

          United shall provide Executive a supplemental retirement benefit in an amount equal to the following percentages of his final average highest three-year cash compensation: upon retirement from the date of this Agreement until Executive reaches the age of forty-nine, 37.5% and thereafter as follows:

                              Age   Percentage
                              49          40.0
                              50          42.5
                              51          45.0
                              52          47.5
                              53          50.0
                              54          52.5
                              55          55.0
                              56          56.0
                              57          57.0
                              58          58.0
                              59          59.0
                              60          60.0
                              61          61.0
                              62          62.0
                              63          63.0
                              64          64.0
                              65          65.0

          Executive will be 100 percent vested in such retirement benefit as of January 1, 1996. The supplemental retirement benefit shall be paid as a joint and survivor annuity, and Executive's spouse shall be entitled to a benefit, at no cost to Executive, equal to 50 percent of the benefit payable to Executive at retirement. Provided, however, if Executive dies while actively employed, his spouse shall receive a survivor annuity as if Executive had retired the day before his death. Executive shall have the option to convert such annuity to a lump sum payment or such other actuarial equivalent optional form of payment if Executive makes an irrevocable election (i) at least one year prior to retirement or (ii) if less than one year prior to retirement if such election is agreeable to United in its sole discretion. The actuarial equivalent value of any optional form of benefit shall be determined on the basis of an interest rate of 4 percent per annum and such other actuarial assumptions as are reasonable and agreeable to the Executive and United. The supplemental retirement benefit shall be payable as of the later of (i) the first day of the month following Executive's retirement, or (ii) the first day of the

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     month after Executive reaches age fifty if Executive retires prior to reaching age fifty.

          United agrees that during the first year of the Initial Term of the Agreement, it will consider adoption of a long term incentive performance program which is customary for companies similar to United and which will cover the Executive and other senior executives of United as designated by the Board of Directors.

          (e) Vacation and Illness. Executive shall be entitled to paid vacation and sick leave benefits each year in accordance with United's then-current policies and on a basis consistent with that customarily provided for senior officers at the highest level of United.

          (f) Additional Insurance. In addition to any other insurance to which Executive is entitled under Section 2(d), United shall provide and pay for, and Executive shall own, a term life insurance policy on Executive in an amount equal to three times Executive's current base salary, which policy shall include an option for Executive to purchase, at Executive's expense, additional term life insurance on Executive in an amount equal to two times Executive's current base salary, and an individual supplemental long term "own occupation" disability insurance policy, which may be self-insured by United, providing for monthly disability income payments to Executive equal to his then-applicable monthly pro rata annual base salary reduced by any monthly payments to Executive under other individual or group disability income plans or policies provided and paid for by United. The life and long term disability policies called for by this subsection shall be maintained throughout the term of this Agreement and during the period for which payments are being made under Section 3(d) and Section 3(g). Executive shall be deemed disabled for purposes of such policy if by reason of accident, illness, or injury he is unable to perform any of the principal duties, responsibilities, or functions of his employment for a period of thirty consecutive days (the "qualification period"). The monthly disability income payments to Executive shall begin immediately after the running of the qualification period and shall continue throughout the period of Executive's disability for the greater of five years or until Executive reaches age sixty-five. United shall compensate Executive on an after-tax basis for any additional income taxes payable by Executive as a result of United's payment of premiums with respect to the insurance policies described in this subsection.

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     3.   Term and Termination.

          (a) Term. The term of this Agreement shall begin on January 1, 1996 (the "Effective Date") and shall continue in full force and effect until the third anniversary of the Effective Date (the "Initial Term"), unless and until terminated as set forth below. The term of this Agreement shall be automatically extended for an additional period of one year at the end of each year of the Initial Term and of each year thereafter, unless and until terminated as set forth below, unless either party shall have delivered a written notice to the other party of its intention not to renew this Agreement at least 120 days prior to December 31 of any such year.

          (b) Termination of Agreement.

               (i) This Agreement may be terminated at any time by the mutual written agreement of the parties.

               (ii) This Agreement and Executive's employment may be terminated by United for any reason and at any time upon thirty days' prior written notice to Executive.

               (iii) Executive may resign his employment and terminate this Agreement by thirty days' prior written notice to United.

               (iv) This Agreement shall automatically terminate upon the death or permanent disability of Executive.

               (v) This Agreement may be terminated by United for Cause (as defined below) immediately upon written notice to Executive.

               (vi) This Agreement and Executive's employment may be terminated by Executive for Good Reason (as defined below) upon thirty days' prior written notice from Executive to United specifying such Good Reason, provided that such notice is given within 120 days after the initial occurrence of such Good Reason and that such Good Reason continues to exist at the end of the thirty-day notice period.

          (c) Termination of Employment by United for Cause.   If Executive's
     employment with United is terminated by United under Section 3(b)(v) for Cause prior to the end of the term of this Agreement then:

               (i) All cash compensation payable to Executive shall cease.

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               (ii) Executive's participation in the health care coverage, life insurance, or other employee benefit plans of United shall terminate in accordance with applicable law and those plans' terms and conditions. Executive shall receive any benefits payable under
          Section 2(d) of this Agreement, including the supplemental retirement benefit, within sixty (60) days of such termination.

               (iii) Any stock options or grants awarded Executive under any of United's stock option or grant or similar stock plans shall expire and cease to be exercisable at the end of ninety days from the effective date of such termination.

          (d) Termination of Employment by United without Cause or by Executive for Good Reason. If Executive's employment with United is terminated by United under Section 3(b)(ii) without Cause prior to the end of the term of this Agreement or Executive's employment with United is terminated by Executive under Section 3(b)(vi) prior to the end of the term of this Agreement then:

               (i) For a period of thirty-six months following the effective date of the termination of employment, Executive shall receive biweekly payments equal to 1/26 of the greater of (A) the minimum base annual salary of $1,100,000 plus an annual cash bonus equaling the same percentage of such minimum base annual salary as the most recent annual cash bonus received by Executive bore to Executive's then-effective minimum base annual salary, or (B) Executive's then-current annualized cash compensation, which shall mean Executive's then-current actual annualized base salary plus the most recent annual cash bonus actually received by Executive, at the time of termination. Provided, however, in the event of any anticipated tax law change during the payment period that would increase Executive's taxes on such income, Executive may elect to take and receive his remaining compensation under this Section 3(d)(i), discounted at 4 percent per annum to the present value thereof, in a single lump sum payable within thirty days after written request therefor setting forth such anticipated tax law change.

               (ii) Executive shall be entitled to continue participation in the health care coverage, life insurance, or other employee benefit plans of United including, without limitation, the Supplemental Retirement Plan established under Section 2(d) of this Agreement, according to and if permitted by applicable law and those plans' terms and conditions. United shall for a period for thirty-six months following the effective date of the termination (A) continue to pay disability coverage

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          premiums or provide disability coverage on a self-funded basis for
          Executive and his dependents with United and Executive sharing the costs associated with such coverage as if Executive were still actively employed by United, and (B) maintain and pay the premiums with respect to the additional insurance policies provided for in
          Section 2(f). Executive shall continue to receive health care coverage as provided in Section 3(i) of this Agreement. If Executive cannot be covered under any of United's group plans or policies, United shall reimburse Executive for his full cost of obtaining comparable alternative group or individual coverage elsewhere, less any contribution that Executive would have been required to make under United's group plans or policies. Executive shall receive any benefits payable under Section 2(d) of this Agreement, including the supplemental retirement benefit, within sixty (60) days of such termination.

               (iii) Any vesting requirements or other conditions that an employee or participant complete a longer period of service or employment as shall otherwise theretofore pertain to any of Executive's rights or benefits under the Options or any bonus, incentive compensation, deferred compensation, other stock option, stock grant, restricted stock, or similar plans, from time to time implemented by United or its successor or assign, shall automatically terminate and be of no further force or effect. All such rights and benefits shall continue to be deemed to be fully vested and, as the case may be, subject to accrual, payment or exercise in full, or transfer (unless expressly nontransferable) without regard to such restrictions. The Options and any other stock options or grants awarded Executive under any of United's stock option or grant or similar stock plans shall continue to be exercisable in accordance with their terms for a period of thirty-six months after termination of Executive's employment.

               (iv) United shall pay a reasonable amount for outplacement and job search services for Executive by a firm selected by United.

               (v) Provided, however, in the event the payments under this Agreement are "parachute payments" within the meaning of and the regulations, rulings and procedures under Section 280G and 4999 of the Internal Revenue Code of 1986, as the same from time to time may be amended (the "Code"), or other related or successor sections and provisions of the Code at any time applicable thereto, and become subject to excise taxes under Section 4999 of the Code, United will pay Executive the amount of such excise taxes plus all federal, state, and local taxes applicable to United's payment of such excise taxes, including any additional excise taxes due under Section 4999 of the

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          Code with respect to payments made pursuant to this Section 3(d)(v).
          All determinations required by this Section 3(d), upon termination of Executive's employment and at United's sole expense, shall forthwith be made by United's regularly engaged independent public accounting firm. In determining the amount of excise tax which would be payable by the Executive pursuant to Section 4999 of the Code, such accounting firm shall take into consideration and apply all non-includible, excludable and exempt amounts of compensation in accordance with
          Section 280G of the Code. The parties shall cooperate fully by promptly providing such accounting firm all information required to complete such determinations. Such determinations shall be set forth in a written statement and analysis thereof issued by such accounting firm which shall be promptly furnished to and shall be binding upon the parties.

          (e) Termination of Employment by Executive without Good Reason. If Executive's employment with United is terminated by Executive under Section 3(b)(iii) without Good Reason prior to the end of the term of this Agreement then:

               (i) For the period following the effective date of the termination of employment to the end of the Initial Term of this Agreement or the end of any extension of such term (the "Remaining Term"), Executive shall receive a severance benefit payable in accordance with United's normal payroll practices equal to the greater of (A) the minimum base annual salary of $1,100,000 plus an annual cash bonus equaling the same percentage of such minimum base annual salary as the most recent annual cash bonus received by Executive bore to Executive's then-effective minimum base annual salary, or (B) Executive's then-current annualized cash compensation, which shall mean Executive's then-current actual annualized base salary plus the most recent annual cash bonus actually received by Executive, at the time of termination, in either case pro-rated over the Remaining Term.

               (ii) Executive's participation in the life insurance or other employee benefit plans of United shall terminate in accordance with applicable law and those plans' terms and conditions. Executive shall continue to receive health care coverage as provided in Section 3(i) of this Agreement. Executive shall receive any benefits payable under
          Section 2(d) of this Agreement, including the supplemental retirement benefit, within sixty (60) days of such termination.

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               (iii) Any stock options or grants awarded Executive under any of
          United's stock option or grant or similar stock plans shall cease to vest following the effective date of termination and, to the extent vested, shall be exercisable during the thirty-six-month period following the effective date of termination.

          (f) Termination of Employment in the Event of Death. If Executive's employment with United is terminated under Section 3(b)(iv) due to the death of Executive prior to the end of the term of this Agreement then:

               (i) For each year of the Remaining Term, Executive's beneficiaries shall receive a benefit payable in accordance with United's normal payroll practices equal to the greater of (A) the minimum base annual salary of $1,100,000 plus an annual cash bonus equaling the same percentage of such minimum base annual salary as the most recent annual cash bonus received by Executive bore to Executive's then-effective minimum base annual salary, or (B) Executive's then-current annualized cash compensation, which shall mean Executive's then-current actual annualized base salary plus the most recent annual cash bonus actually received by Executive, at the time of termination.

               (ii) Executive's beneficiaries shall be entitled to receive all proceeds from the life insurance provided in accordance with this Agreement and any benefit payable under Section 2(d) of this Agreement, including the supplemental retirement benefit. Executive's spouse and children shall continue to receive health care coverage as provided in Section 3(i) of this Agreement.

               (iii) Any stock options or grants awarded Executive under any of United's stock option or grant or similar stock plans shall vest immediately upon Executive's death and shall be exercisable by Executive's beneficiaries during the thirty-six-month period following the effective date of termination.

          (g) Termination of Employment in the Event of Disability. If Executive's employment with United is terminated under Section 3(b)(iv) due to the permanent disability of Executive prior to the end of the term of this Agreement then:

               (i) For each year of the Remaining Term, Executive shall receive a benefit payable in accordance with United's normal payroll practices equal to the greater of (A) the minimum base annual salary of $1,100,000 plus an annual cash bonus equaling the same percentage of

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          such minimum base annual salary as the most recent annual cash bonus received by Executive bore to Executive's then-effective minimum base annual salary, or (B) Executive's then-current annualized cash compensation, which shall mean Executive's then-current actual annualized base salary plus the most recent annual cash bonus actually received by Executive, at the time of termination.

               (ii) Executive shall be entitled to receive health care coverage in accordance with Section 3(i) of this Agreement and disability benefits provided under any other employee benefit plans or compensation policies of United to executive officers of similar rank in accordance with applicable law and those plans' terms and conditions. Executive shall receive any benefits payable under
          Section 2(d) of this Agreement, including the supplemental retirement benefit, within sixty (60) days of such termination.

               (iii) Any stock options or grants awarded Executive under any of United's stock option or grant or similar stock plans shall vest immediately and shall be exercisable during the thirty-six-month period following the effective date of termination.

          (h) Definitions.  For purposes of this Agreement:

               (i) "Cause" means (A) the willful and continued failure by Executive substantially to perform his duties hereunder (other than any such failure resulting from his disability or from termination by Executive for Good Reason), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which United believes that Executive has not substantially performed his duties, and Executive has failed to resume substantial performance of his duties on a continuous basis; (B) a material violation of United's Code of Conduct; (C) the conviction of any criminal act or act of fraud or dishonesty by Executive; or (D) any other willful and material breach of this Agreement by Executive; provided that in each case described in clauses (A) through (D) the Executive has been given written notice of the alleged basis for Cause and Executive has not remedied the alleged Cause within thirty days after receipt of such notice. For purposes of this paragraph, no act, or failure to act, on Executive's part will be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of United.

               (ii) "Good Reason" means (A) a material breach of this Agreement by United, (B) United's elimination of current cash

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          incentive compensation programs without replacing those programs with similar programs, (C) United's failure to make payments to Executive under United's standard cash incentive compensation programs on a basis consistent with those given to other senior executives of United, (D) United's requirement, without Executive's prior consent, that Executive relocate or perform a significant portion of his duties outside of a twenty-five-mile radius from United's principal executive offices in Minnetonka, Minnesota, or (E) a material adverse change in Executive's responsibilities or position (including any position on the Board of Directors) or the duties, resources, personnel, reporting responsibilities, or support assigned to Executive without his prior consent.

          (i) Health Care Continuation Coverage. Notwithstanding any other provision of this Agreement to the contrary, if Executive is terminated other than for Cause, United shall continue to provide, at no cost to Executive, health care coverage for Executive and his wife for the remainder of their lives and for his children until they attain age 25, as in effect on the date of termination. If Executive, his wife, or his children cannot be covered under any of United's group plans or policies, United shall reimburse Executive for his full cost of obtaining comparable alternative group or individual coverage elsewhere, less any contribution that Executive would have been required to make under United's group health plans or policies.

4.   Property Rights, Confidentiality, Non-Solicit and Non-Compete Provisions.

     (a)  United's Property.

          (i) Executive shall promptly disclose to United in writing all inventions, discoveries, and works of authorship, whether or not patentable or copyrightable, which are conceived, made, discovered, written, or created by Executive alone or jointly with another person, group, or entity, whether during the normal hours of employment at United or on Executive's own time, during the term of this Agreement. Executive assigns all rights to all such inventions and works of authorship to United. Executive shall give United any of the assistance it reasonably requires in order for United to perfect, protect and use its rights to inventions and works of authorship.

     This provision shall not apply to an invention, discovery, or work of authorship for which no equipment, supplies, facility, or trade secret information of United was used and which was developed entirely on the Executive's own time and which does not relate to the business of United, to United's anticipated research or development, or does not result from any work performed by the Executive for United.

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          (ii) Executive shall not remove any records, documents, or any other tangible items (excluding Executive's personal property) from the premises of United in either original or duplicate form, except as is needed in the ordinary course of conducting business for United.

          (iii) Executive shall immediately deliver to United, upon termination of employment with United, or at any other time upon United's request, any property, records, documents, and other tangible items (excluding Executive's personal property) in Executive's possession or control, including data incorporated in word processing, computer, and other data storage media, and all copies of such records, documents, and information, including all Confidential Information, as defined below.

          (b) Confidential Information. During the course of his employment Executive will develop, become aware of, and accumulate expertise, knowledge, and information regarding United's organization, strategies, business, and operations and United's past, current, or potential customers, providers, and suppliers. United considers such expertise, knowledge, and information to be valuable, confidential, and proprietary, and it shall be considered Confidential Information for purposes of this Agreement. During this Agreement and at all times thereafter Executive shall not use such Confidential Information or disclose it to other persons or entities except as is necessary for the performance of Executive's duties for United or as has been expressly permitted in writing by United. Provided, however, that the foregoing covenant shall not apply to any information possessed by Executive prior to his employment by United, or to any information which is in or has entered the public domain or has been disclosed within any industry segment in which United or any subsidiary or affiliated company of United operates by or pursuant to the authority of United or any subsidiary or affiliated company of United.

          (c) Non-Solicitation. During (i) the term of this Agreement, (ii) any period for which Executive is receiving payments under Section 3(d) of this Agreement, notwithstanding any lump-sum payment that Executive might receive under Section 3(d)(i), (iii) any period following the termination of this Agreement in which Executive remains employed by United, and (iv) for a period of one year after the last day of the latest of any period described in (i), (ii) or (iii), Executive shall not directly or indirectly attempt to hire away any then-current employee of United or a subsidiary of United or to persuade any such employee to leave employment with United.

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          (d)  Non-Competition.

          (i) During the term of this Agreement and ending one year after the later of (A) any period for which Executive is receiving payments under
     Section 3(d) of this Agreement, notwithstanding any lump-sum payment that Executive might receive under Section 3(d)(i) or (B) the last day in which Executive remains employed by United following termination of this Agreement (the "Restriction Period"), Executive shall not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business of any person, partnership, company, or corporation with which United, or any subsidiary or affiliated company thereof in which United has a more than 20 percent equity interest (the "United Companies"), has established a business or customer relationship; provided, however, that this Section 4(d)(i) shall apply only to the business(es) in which United or any of the United Companies were engaged prior to or planned to be engaged in within six months after the termination of this Agreement.

          (ii) During the Restriction Period, without United's prior written consent, Executive shall not engage or participate, either individually or as an employee, consultant or principal, partner, agent, trustee, officer or director of a corporation, partnership, or other business entity, in any business in which United or any of the United Companies is engaged; provided, however, that this Section 4(d)(ii) shall apply only to businesses whose primary business is in competition with a material business of United as of the date of termination of this Agreement.

          (iii) Except as otherwise set forth below in Section 4(d)(iv), Executive's obligations under this Section 4(d) shall remain in effect only so long as United continues to make the payments and provide the benefits specified in Section 3(d) notwithstanding any lump sum payment that Executive might receive under Section 3(d)(i) (though United shall have no option to discontinue such payments on its own).

          (iv) The provisions of this Section 4(d) shall terminate one year after the date of termination of this Agreement if the Executive (A) elects not to receive any further payments and benefits specified in Section 3(d),
     (B) pays to United an amount equal to (1) any profits realized by Executive upon the exercise of United stock options (with profits equaling the spread between the exercise price and the fair market value at the close of business on the respective date of exercise) that are accelerated pursuant to Section 3(d)(iii), but only to the extent such options would not otherwise have vested prior to exercise had Executive remained an employee of United, multiplied by (2) the percentage of the period of time pursuant to Section 3(d)(i) for which this Section shall no longer remain in effect, and (C) reimburses United for that

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     portion of any single lump sum payment Executive received pursuant to
     Section 3(d)(i) which represents the period of time for which this Section shall no longer remain in effect.

5.   Miscellaneous.

          (a) Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal and personal representatives, heirs, successors, and assigns, but may not be assigned by either party (except by operation of law upon death or disability of Executive) without the prior written consent of the other party. Any direct or indirect successor to United shall be deemed to be United for all purposes of this Agreement. A "successor" for purposes of this Agreement shall mean any person who, in any transaction or series of related transactions after the Effective Date, directly or indirectly, by purchase, lease, tender or exchange offer, proxy, voting trust, shareholder agreement, merger, consolidation, statutory exchange, or otherwise, acquires beneficial ownership or control or becomes the beneficial owner of 25 percent or more of the business, assets, properties, or capital stock of United, or any successor or assign of this Agreement. The terms "person," "beneficial owner," and "beneficial ownership" shall have the meanings ascribed to them in Section 14(d)(2) of the Exchange Act and Rules 13d-3 and 13d-5 under the Exchange Act as presently in effect.

          (b) Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth below or at such other address as may have been furnished by proper notice.

               United:    300 Opus Center
                          9900 Bren Road East
                          Minnetonka, MN 55343
                          Attn:  General Counsel

               Executive: William W. McGuire, M.D.



          (c) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter and may be amended or modified only by a subsequent written amendment executed by the parties. This Agreement replaces and supersedes any and all prior employment or employment related agreements and understandings,

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

     including any letters or memos which may have been construed as agreements, between the Executive and United or any of its subsidiaries and affiliated companies.

          (d) Choice of Law. This Agreement shall be construed and interpreted under the applicable laws and decisions of the State of Minnesota.

          (e) Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver; nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy.

          (f) Adequacy of Consideration. Executive acknowledges and agrees that he has received, prior to or contemporaneously with the Effective Date, adequate consideration from United to enter into this Agreement.

          (g) Dispute Resolution and Remedies. Any dispute arising between the parties relating to this Agreement or to Executive's employment by United shall be resolved by binding arbitration held in the City of Minneapolis pursuant to the Rules of the American Arbitration Association, except as hereinafter expressly modified. If the disputing and responding parties are unable to agree upon a resolution within forty-five business days after the responding party's receipt of written notice from the disputing party setting forth the nature of the dispute, within the following ten business days the disputing and responding parties shall select a mutually acceptable single arbitrator to resolve the dispute or, if the parties fail or are unable to do so, each shall within the following ten business days select a single arbitrator, and the two so selected shall select a third arbitrator within the following ten business days. Such single arbitrator or, as the case may be, panel of three arbitrators acting by majority decision, shall resolve the dispute within sixty days after the date such arbitrator, or the last of them so selected, is selected, or as soon thereafter as practicable. If either party refuses or fails to select an arbitrator within the time therefor, the other party may do so on such refusing or failing party's behalf. The arbitrators shall have no power to award any punitive or exemplary damages or may construe or interpret but shall not ignore or vary the terms of this Agreement and shall be bound by controlling law. The parties acknowledge the Executive's failure to comply with the Confidentiality, Non-solicit, and Non-Compete provisions of this Agreement will cause immediate and irreparable injury to United and that therefore the arbitrators, or a court of competent jurisdiction if an arbitration panel cannot be immediately convened, will be empowered to provide injunctive relief, including temporary or preliminary relief, to restrain any such failure to comply. The party not prevailing in the proceeding shall bear the costs and expenses thereof, including without limitation, the reasonable

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

     attorneys' fees of the prevailing party. The arbitration award or other resolution may be entered as a judgment at the request of the prevailing party by any court of competent jurisdiction in Minnesota or elsewhere.

          (h) Survival. The provision of Sections 2(d), 2(f), 3(c)-3(f), 3(i), 4 and 5 shall survive any termination of this Agreement pursuant to Section 3(b).

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

UNITED HEALTHCARE CORPORATION                 WILLIAM W. MCGUIRE, M.D.


By /s/ William G. Spears                    By /s/ William W. McGuire, M.D.
   ----------------------------                -----------------------------


Date  March 15, 1996                        Date  March 15, 1996
     --------------------------                  ---------------------------


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